Exhibit 99.1

Novan Provides Business Update

•	End-of-Phase 2 meeting with FDA for molluscum granted and scheduled for early March

•	Active business development discussions ongoing around certain late-stage assets and broader dermatology platform

•	Dr. David Hebert joins Novan as Senior Director of Biometrics

•	John M. Gay, Vice President of Finance and Corporate Controller, appointed Principal Financial Officer and Corporate Secretary

MORRISVILLE, N.C. – January 30, 2019 – Novan, Inc. ("the Company" or "Novan") (NASDAQ: NOVN) today provided an update on several aspects of its business.

Novan announces that it has been granted an end-of-Phase 2 meeting with the FDA in early March 2019 for the SB206 molluscum program. This meeting will enable Novan and the FDA to agree on a Phase 3 development plan for molluscum with SB206 12% once-daily as the active treatment arm. The Company intends to provide a further update after the meeting with respect to a path forward for the asset and indication.

Additionally, Novan is continuing to pursue several active business development discussions around certain of its late-stage assets, including SB206 for molluscum, and the broader dermatology platform.

To support the current business strategy and to expand its expertise in scientific translation and overall drug development, Novan continues to promote talent from within the organization as well as selectively add professionals from outside the Company. To that end, Novan is announcing the following organizational adjustments to the business:

Dr. David Hebert will join the Company’s clinical development team as Senior Director of Biometrics. Dr. Hebert will report to Dr. Elizabeth Messersmith, SVP and Chief Development Officer, and will have responsibility for overall statistical strategy, clinical design considerations and management of resources to ensure the high-quality capture of data, subsequent analysis, and the follow-on clinical and regulatory interpretation. Dr. Hebert joins Novan from UCB Biosciences, where he most recently served as Senior Director, Head of Global Statistical Sciences. Dr. Hebert has a Ph.D. in Biostatistics from the University of Texas Health Science Center at Houston and brings more than 20 years of biostatistics leadership and experience to the organization.

Novan’s Board of Directors has appointed John M. Gay to serve as the Company’s Principal Financial Officer and Corporate Secretary, effective as of January 31, 2019. Mr. Gay, who joined Novan in May 2018, will assume the role of Vice President of Finance in addition to continuing in the role of Corporate Controller. Mr. Gay has over 18 years of professional experience including finance and accounting positions with Valassis Digital, MaxPoint Inc., Deloitte and Arthur Andersen. Mr. Gay previously served as Corporate Controller of Furiex Pharmaceuticals, Inc., from its initial listing on the NASDAQ stock market through the execution of an acquisition agreement of the company by Actavis plc (Forest Laboratories, Inc.) in an all-cash transaction valued at approximately

$1.1 billion. As Principal Financial Officer, Mr. Gay, along with Kelly Martin, Novan’s Chief Executive Officer, will be responsible for the overall financial activities of the Company.

About Novan

Novan, Inc. is a clinical-stage biotechnology company focused on leveraging nitric oxide’s natural antiviral and immunomodulatory mechanisms of action to treat dermatological and oncovirus-mediated diseases. We believe that our ability to conveniently deploy nitric oxide in a solid form, on demand and in localized formulations allows us the potential to significantly improve patient outcomes in a variety of diseases.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements related to pharmaceutical development of nitric oxide-releasing product candidates, our intention to advance development of certain product candidates, which is subject to our ability to obtain additional financing or enter into strategic relationships to enable such development, potential business development opportunities for the Company’s late-stage dermatology assets, and the future prospects of our business and our product candidates. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to, risks and uncertainties in the clinical development process, including, among others, length, expense, ability to enroll patients, reliance on third parties, and that results of earlier research and preclinical or clinical trials may not be predictive of results, conclusions or interpretations of later research activities or additional trials; risks related to the regulatory approval process, which is lengthy, time-consuming and inherently unpredictable; our ability to obtain substantial additional funding on a timely basis in order to sustain operations and for the further advancement and development of our product candidates; our ability to identify and enter into strategic relationships or other business development opportunities for the further development and potential commercialization of our product candidates and support thereof; and other risks and uncertainties described in our annual report filed with the SEC on Form 10-K for the twelve months ended December 31, 2017, and in our subsequent filings with the SEC. These forward-looking statements speak only as of the date of this press release, and Novan disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.

CONTACT:

(Investors & Media)
Cole Ikkala
Director, Investor Relations, Communications & Business Development
cikkala@novan.com

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